Exhibit 10.65

Summary Translation of Sample Supply Contract

Note: The summary translation agreement below is summary translation of one of a series of agreements between Yantai Mouping District Zhisheng Agricultural Produce Cooperative and Mouping Gaoling Supply and Sales Cooperatives Complex Sales Department that the companies use that constitute separate agreements, yet all such agreements are nearly identical in most respects, except for the specific term, price, and subject of the purchase or sale order (e.g., fertilizers, mats, seeds, etc.).

Party A: Yantai Mouping District Zhisheng Agricultural Produce Cooperative

Party B: Mouping Gaoling Supply and Sales Cooperatives Complex Sales Department

Date of Delivery: 2013-01-01 to 2013-06-30

Products: fertilizers, seeds, etc.

Party B is responsible for delivery of products to Party A; Party A shall make 30% of payments in advance, the balance shall be cleared within 6 months.

Under the premise of Party B’s errorless delivery, Party A shall pay Party B 5% of the total payment as liquidated damages if Party A calls a halt or receives similar products elsewhere. If Party A fails to pay on the date stipulated in the contract, it shall pay Party B 0.3% of the total amount each day as fine on a delay.

Any products that are not corresponding to the contract shall be reduced at price if Party A agrees to utilize those products; any non-utilizable products shall be returned to Party B for exchange; any delay due to related issue, Party B shall pay Party A 0.3% of the total payment as liquidated damages on a delay.

Any price change will be based on the mutual consent from both parties.

Any changes on quality, price, packaging, etc. by Party B shall be negotiated with Party A five days in advance.

Neither party shall have the right to change or revise the contract without authorization.

Any dispute between the parties shall be brought up to local court.

Signed date: 2012-12-15